EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                            Three Months Ended    Six Months Ended
                                                                  May 31,              May 31,
                                                           ----------------------------------------
                                                             2001       2000       2001       2000
                                                           ----------------------------------------
Net Income                                                  $   79     $  555     $4,259     $  721
                                                            ======     ======     ======     ======

Weighted average number of issued shares outstanding         4,859      4,859      4,859      4,835
                                                            ======     ======     ======     ======

Shares used in computation of basic earnings per
   common stock                                              4,859      4,859      4,859      4,835

Dilutive effect of outstanding stock options and stock
   warrants after application of treasury stock method           0          0          0          0
                                                            ------     ------     ------     ------

Common and common equivalent shares outstanding-diluted      4,859      4,859      4,859      4,835
                                                            ======     ======     ======     ======

Basic and diluted earnings per common share                 $  .02     $  .11     $  .88     $  .15
                                                            ======     ======     ======     ======


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